Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-35408, 333-41572, 333-47185, 333-48912, 333-48914, 333-53282, 333-57202, 333-71878, 333-74787, 333-76767, 333-92507, 333-99623, 333-110075, 333-114327, 333-130589, 333-140052, 333-147297, 333-171960) of Applied Micro Circuits Corporation of our report dated May 8, 2009, with respect to the consolidated financial statements and schedule of Applied Micro Circuits Corporation for the year ended March 31, 2009, which report appears in the Annual Report on Form 10-K of Applied Micro Circuits Corporation for the year ended March 31, 2011.

/s/ Ernst & Young LLP

San Jose, California

May 9, 2011